Filed Under Rule 424 (b)(3) and (c)
                                                           File Number 333-46633


                  Prospectus Supplement Dated February 24, 1999

                                       to

                         Prospectus Dated June 16, 1998

                              AMERICA ONLINE, INC.

                                  $350,000,000
         of 4% Convertible Subordinated Notes due November 15, 2002 and
           the Shares of Common Stock Into Which They May be Converted

                                       and

                         204,139 Shares of Common Stock

         This prospectus supplement adds information to the prospectus dated June 16, 1998 of America Online, Inc. relating to:

(i) the $350,000,000 principal amount of 4% Convertible Subordinated Notes due November 15, 2002 (the "Notes") of America Online, held by certain selling securityholders described in the prospectus (the "Note Selling Securityholders"), and the shares of common stock, par value $.01 per share, of America Online into which they may be converted; and

(ii) 204,139 shares of common stock separate from the Notes held by certain selling securityholders described in the prospectus (when referred to together with the Note Selling Securityholders, the "Selling Securityholders").

         The Notes were issued and sold on November 17, 1997 to the initial purchasers. The initial purchasers then immediately sold the Notes in the United States to persons they believed were qualified institutional buyers, and outside the United States to non-U.S. persons in offshore transactions. The sales of the Notes did not require registration with the Securities and Exchange Commission. This prospectus supplement should be read together with the prospectus, and highlights and replaces some information in the prospectus.


                             SELLING SECURITYHOLDERS

Note Selling Securityholders

         The table of Note Selling Securityholders in the prospectus is amended to add the following Note Selling Securityholders and to correct prior registrations explained in the footnote:

                                                                  Common Stock
                                         Principal Amount        Issuable Upon
    Selling Holder                       of Notes Owned            Conversion

Dunham & Associates II*                      $56,000                1,072.93
Dunham & Associates III*                     $30,000                  574.78
J.M. Hull Associates, L.P.                  $250,000                4,789.85
McMahan Securities Company, L.P.            $140,000                2,682.32
Merrill Lynch Pierce Fenner and Smith        $50,000                  957.97
Southwest Securities, Inc.                  $130,000                2,490.72

*Dunham & Associates I and II are listed as selling securityholders in the prospectus. This supplement is intended to remove Dunham & Associates I as a selling securityholder, to add Dunham & Associates III and to correct the principal amount of notes owned by Dunham & Associates II.